Exhibit 10.5

LETTER OF INTENT

This Letter of Intent  (“LOI”) is entered into and effective this 10th day of January, 2011 (“Effective Date”), by and among Minerco Resources, Inc., a Nevada corporation which is publicly traded on the Over-The -Counter Bulletin Board (OCTBB: MINE) through its wholly owned subsidiary, Minerco Honduras S.A., hereinafter referred to as the “Buyer”, and Sesecapa Energy Company S.A. de C.V. (SENCO), a Corporation formed and operated under the laws of Honduras hereinafter referred to as the “Seller”, (hereinafter sometimes referred to collectively as the  “Parties”).

WHEREAS, Buyer is in the business of developing, producing and providing clean, renewable energy solutions in Latin America;  and

WHEREAS, Seller is in the business of developing, producing and providing clean, renewable energy solutions in Latin America;  and

WHEREAS, Seller desires to sell Buyer, and Buyer desires to purchase from Seller, Thirty percent (30%) of the Seller’s rights, title and interest in and to a certain Hydro-Electric Project located in Honduras known as the “Caserio Rio Frio” (hereinafter sometimes referred to as the “Project”) for the consideration and upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the Parties, for and in the consideration of the mutual covenants hereinafter provided and other good and valuable consideration, the receipt of which is hereby acknowledged and agreed as follows:

1.           Buyer shall purchase and Seller shall sell Thirty percent (30%) of its right, title and interest in and to certain a Hydro-Electric Project located in Honduras known as the “Caserio Rio Frio” for the purchase price of Five Hundred Sixty-two Thousand and Twenty-eight U.S. Dollars and Zero Cents (US$ 562,028.00) in cash (the “Purchase Price”), payable as follows:

(a)	The Cash Investment Schedule is attached to this LOI as Schedule 1.0;

(b)	The First Cash Investment is payable on or before 30 days following the execution of the Definitive Agreement;

(c)	Total Cash Investment to be payable as necessary to complete construction of the Project, but not to be accelerated or neither delayed from attached Schedule;

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(d)	Buyer to settle/pay debt due to E+Co in amount of US$ 59,472.00, which is included in the Purchase Price, and it is attached to this LOI as Schedule 1.0.

(e)
The Parties agree to form a new entity (company) to hold the Project with the proper share ownership (30% Minerco Honduras / 70% SENCO), and with the minimum equity of US$562,028 minus US$25,364, that includes the 70% equity of The Seller;

(f)	The Buyer’s shares in new company shall be Preferred (First Paid) shares;

(g)	Buyer shall be provided one (1) seat on the Board of Directors of new company as Vice President of the Board of Directors;

(h)	Buyer shall implement then oversee all accounting philosophies and policies to ensure compliance with proper regulatory authorities;

(i)
Buyer acquires a minimum of 30% of El Chaguiton (Rio Frio Phase 1) and 30% of El Palmar (Phase 3). Actual ownership will be dictated by actual equity placement.  After a negotiation process between Parties, Buyer can acquire a maximum of 80% right, title and interest of the Project, while Seller to retain a minimum of 20% right, title and interest of the Project. The Parties agree to form a new entity (company) to hold each Project.

2.           Definitive Agreement.  The parties and their counsel shall be responsible for preparing the initial draft of the Definitive Agreement. Subject to the conditions precedent to the transaction and a satisfactory due diligence investigation, Buyer and Seller shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery at the earliest possible practical date.

3.           No Shop Clause.  Buyer shall not from and after the date hereof cause any person or entity not to, directly or indirectly, through any director, officer, employee, agent or other adviser or representative acting in such capacity or as an individual (each, a “Representative”) or otherwise (a) solicit, initiate or entertain offers from, negotiate with or in any manner encourage or facilitate, discuss, except or consider any proposal from any other person or entities relating to the subject matter of this LOI, in whole or in part, or by means or (b) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity to do or seek any of the foregoing.  Buyer shall immediately cease and cause to be terminated all existing agreements, arrangements, discussions or negotiations with any persons or entities previously with respect to any of the foregoing.  Buyer shall notify Seller promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto or the subject matter of this LOI, and shall, in any such notice to Seller, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or contact.  Buyer and Seller shall not release any third party from, or waive any provision of, any confidentiality agreement to which it is a party.

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4.           Entire Understanding.   This LOI embodies the entire understanding of the parties with respect to the transaction contemplated hereby, and supersedes and replaces any prior understanding, agreement or statement of intent, written or verbal, of any and every notice with respect to such understanding, agreement or statement.

5.           Counterparts. This LOI may be signed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this LOI.  Delivery of an executed counterpart of the signature to this LOI by telecopy shall be effective as delivery of a manually executed counterpart of this LOI.

6.           Choice of Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without reference to its conflicts of laws principles. The parties agree, before going to any local or international legal dispute, to accept the Conciliation and Arbitration process regulated by the Commercial Chamber of Tegucigalpa, M.D.C., Francisco Morazan, Honduras.

7.           Miscellaneous.   This Agreement shall be a binding contractual obligation of the parties with the intent to be replaced by a further binding Definitive Agreement containing all of the forgoing terms and provisions within thirty (30) business days of the date of execution. Should the Definitive Agreement not be signed within 30 days of the signing of this Agreement, this Agreement shall remain in force until such time that a Definitive Agreement is signed.

8.           Fair Meaning. The parties agree that the wording of this LOI and the Definitive Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this LOI or the Definitive Agreement, including the party responsible for drafting those documents.

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IN WITNESS HEREOF, The Parties have caused this Binding Agreement to be duly executed on the Effective Date first written above.

SELLER:

SESECAPA ENERGY COMPANY S.A. DE C.V., a Honduran Corporation

By:  /s/ Abogada Jenny M. Elvir Castro
              Abogada Jenny M. Elvir Castro
Its:        President

Dated:__________________________________________________________

BUYER:

MINERCO RESOURCES, INC., a Nevada Corporation
MINERCO HONDURAS S.A., a Honduran Corporation

By: /s/ V. Scott Vanis
             V. Scott Vanis
Its:        President

Date: __________________________________________________________
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SCHEDULE 1.0
Cash Investment Schedule

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